Exhibit 99.1

Ross Acquisition Corp II Announces Pricing of $300 Million Initial Public Offering

FLORIDA -- March 11, 2021 -- Ross Acquisition Corp II (the “Company”), a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “ROSS.U” beginning March 12, 2021. Each unit consists of one of the Company’s Class A ordinary shares and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one the Company’s Class A ordinary shares at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “ROSS” and “ROSS WS,” respectively.

BofA Securities and Credit Suisse Securities (USA) LLC are serving as the underwriters for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001 or by emailing: dg.prospectus_request@bofa.com or from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, telephone: (800)-221-1037 or by emailing: usa.prospectus@credit-suisse.com.

A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission (“SEC”) on March 11, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts
Wilbur L. Ross, Jr.
(561) 655-2615
wross@rossacquisition2.com